Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

ORBITAL REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

— Annual Earnings and Cash Flow Set New Company Records —
— Company Updates 2005 Financial Guidance —

Fourth Quarter 2004 Financial Highlights
■	Revenues Increase 11% to $175 Million
■	$156 Million Tax Benefit Recorded
■	Firm Contract Backlog Increases to $1.17 Billion

Full Year 2004 Financial Highlights
■	Annual Revenues Increase 16% to $676 Million
■	Operating Income Increases 56% to $55 Million
■	Free Cash Flow Reaches $53 Million

(Dulles, VA 2 March 2005) — Orbital Sciences Corporation (NYSE: ORB) today announced its financial results for the fourth quarter and full year 2004, reporting strong increases in revenue, operating income, net income and cash flow.

Orbital’s fourth quarter 2004 revenues were $175.2 million, up 11% over fourth quarter 2003 revenues of $157.8 million. Operating income was $12.3 million, as compared to $13.5 million in the same quarter last year.

Net income was $166.1 million, or $2.58 per diluted share, in the fourth quarter of 2004, versus $51.7 million, or $0.82 per diluted share, in the same quarter last year. Adjusted net income* was $10.6 million, or $0.16 adjusted diluted earnings per share*, in the fourth quarter of 2004, compared to $11.1 million, or $0.18 adjusted diluted earnings per share, for the fourth quarter of 2003. Adjusted net income for the fourth quarter of 2004 excludes a $156.5 million non-cash tax benefit resulting from the release of a valuation allowance for deferred tax assets. Adjusted net income for the fourth quarter of 2003 excludes a one-time non-cash $40.6 million gain.
___

* “Free cash flow,” “adjusted net income” and “adjusted diluted earnings per share” are non-GAAP financial measures discussed in this release. For additional details, please refer to the section of this press release entitled “Disclosure of Non-GAAP Financial Measures.”

—more—

Orbital Sciences Corporation.21839 Atlantic Blvd., Dulles, VA 20166.703-406-5000

Orbital Reports Strong Fourth Quarter and Full Year 2004 Financial Results

For the full year, Orbital’s 2004 revenues increased 16% to $675.9 million, compared to 2003 revenues of $581.5 million. Operating income was $55.3 million in 2004, up 56% over last year’s operating income of $35.6 million.

Net income was $200.0 million for the full year, or $3.08 per diluted share, compared to $20.2 million, or $0.35 per diluted share, in 2003. Adjusted net income, which excludes the $156.5 million release of the tax valuation allowance and $2.1 million of debt extinguishment expenses, was $45.6 million for 2004, or $0.70 adjusted diluted earnings per share. These results are significantly higher than the 2003 adjusted net income of $18.4 million, or $0.32 adjusted diluted earnings per share.

Orbital reported $52.7 million of full-year free cash flow* for 2004, a substantial increase over the $36.9 million of free cash flow for 2003.

Commenting on 2004, David W. Thompson, Chairman and Chief Executive Officer, said, “We are very pleased with our strong financial results for 2004 which reflect positively on our outstanding operational performance last year. The company is beginning 2005 on a very solid footing and we are looking forward to a busy and productive year.”

Financial Highlights

Summary financial results were as follows (in millions, except per share data):

	Fourth Quarter
	2004	2003
Revenues	$175.2	$157.8
Operating Income	12.3	13.5
Net Income	166.1	51.7
Diluted Net Income per Share	$2.58	$0.82

	Full Year
	2004	2003
Revenues	$675.9	$581.5
Operating Income	55.3	35.6
Net Income	200.0	20.2
Diluted Net Income per Share	$3.08	$0.35

Orbital Reports Strong Fourth Quarter and Full Year 2004 Financial Results

Supplemental Financial Information

The following information presents the company’s adjusted net income, reconciled to reported net income, and adjusted diluted earnings per share (see the section of this press release entitled “Disclosure of Non-GAAP Financial Measures”) (in millions, except per share data):

	Fourth Quarter
	2004	2003
Reported Net Income	$166.1	$51.7
Add Debt Extinguishment Expense	1.0	—
Subtract Gain on Reversal of Allocated Losses of Affiliate	—	(40.6)
Subtract Benefit from Reversal of Deferred Tax Asset Valuation Allowance	(156.5)	—
Adjusted Net Income	$10.6	$11.1
Adjusted Diluted Earnings Per Share	$0.16	$0.18
Diluted Shares	64.3	62.9

	Full Year
	2004	2003
Reported Net Income	$200.0	$20.2
Add Debt Extinguishment Expense	2.1	38.8
Subtract Gain on Reversal of Allocated Losses of Affiliate	—	(40.6)
Subtract Benefit from Reversal of Deferred Tax Asset Valuation Allowance	(156.5)	—
Adjusted Net Income	$45.6	$18.4
Adjusted Diluted Earnings Per Share	$0.70	$0.32
Diluted Shares	65.0	58.2

Revenues

Orbital’s fourth quarter 2004 revenues were $175.2 million, up 11% over fourth quarter 2003 revenues of $157.8 million. This increase was primarily driven by growth in revenues from science, technology and defense satellite contracts within the company’s satellites and related space systems segment.

Revenues by segment for the fourth quarter were as follows (in millions):

	Fourth Quarter
	2004	2003
Launch Vehicles	$80.1	$89.3
Satellites and Related Space Systems	90.0	60.8
Transportation Management Systems	6.7	9.7
Eliminations	(1.6)	(2.0)
Total Revenues	$175.2	$157.8

Orbital Reports Strong Fourth Quarter and Full Year 2004 Financial Results

For the full year, Orbital reported revenues of $675.9 million in 2004, up 16% from $581.5 million in 2003. As in the fourth quarter, this increase was primarily attributable to very strong revenue growth in the company’s satellites and related space systems segment.

Revenues by segment for the year were as follows (in millions):

	Full Year
	2004	2003
Launch Vehicles	$323.3	$333.3
Satellites and Related Space Systems	331.7	218.6
Transportation Management Systems	29.1	36.6
Eliminations	(8.2)	(7.0)
Total Revenues	$675.9	$581.5

Operating Income

Orbital reported operating income of $12.3 million in the fourth quarter of 2004 compared to $13.5 million in the fourth quarter of 2003. Launch vehicles segment income increased marginally, but this improvement was more than offset by lower satellites and related space systems segment income. The launch vehicles segment results included a $2.0 million early termination fee related to a cancelled space launch vehicle contract. This termination fee was offset by a $2.0 million loss in the quarter on a Pegasus contract due to cost growth resulting from launch delays. The decrease in satellites and related space systems segment income in the fourth quarter of 2004 was largely the result of a loss in the company’s communications satellites product line due to cost growth on one contract and an operating loss on a contract awarded late in 2003.

Operating income by segment for the fourth quarter was as follows (in millions):

	Fourth Quarter
	2004	2003
Launch Vehicles	$7.9	$7.5
Satellites and Related Space Systems	4.1	5.9
Transportation Management Systems	0.3	0.3
Corporate and Other	—	(0.2)
Total Operating Income	$12.3	$13.5

For the full year, operating income was $55.3 million, a 56% increase over operating income of $35.6 million in 2003. Launch vehicles segment operating income for the year decreased largely in line with the decrease in the revenues in the segment. Satellites and related space systems segment operating income increased 47% largely due to a $12.6 million profit growth in the science, technology and defense satellite product line, driven by significantly higher revenues in this product line, offset by lower profit in the company’s communications satellites product line. The decrease in communications satellite income was primarily attributable to the completion and launch of the BSAT-2c satellite in 2003, the receipt in 2003 of a $2.0 million fee associated with the cancellation of a contract and an operating loss in 2004 on a contract awarded in late 2003. Transportation management systems segment results improved by $8.8 million in full year 2004,

Orbital Reports Strong Fourth Quarter and Full Year 2004 Financial Results

compared to a loss in that segment last year resulting from contract cost increases and other expenses that did not recur in 2004.

Two additional factors that are not attributable to the company’s operating segments added to the year-over-year growth in operating income. First, a $2.5 million non-recurring gain was recorded in the first quarter of 2004 on the sale of notes that the company had received from a former affiliate, and second, the company recorded $4.8 million in litigation settlement charges in 2003.

Operating income by segment for the year was as follows (in millions):

	Full Year
	2004	2003
Launch Vehicles	$30.1	$32.8
Satellites and Related Space Systems	21.5	14.6
Transportation Management Systems	1.2	(7.6)
Corporate and Other	2.5	(4.2)
Total Operating Income	$55.3	$35.6

Release of Tax Valuation Allowance

Until the fourth quarter of 2004, Orbital had recorded a valuation allowance to fully reserve its net deferred tax assets. In the fourth quarter, the company determined that it is more likely than not that the company will be able to utilize a substantial portion of its net operating loss carryforwards and other deferred tax assets prior to their expiration. As a result, the company released $212.6 million of its deferred tax asset valuation allowance and recorded a $156.5 million income tax benefit on the company’s income statement. The remaining portion of the valuation release was recorded as a $39.7 million reduction in goodwill and a $16.4 million increase to additional paid-in capital on the balance sheet. The portion of the release recorded as a reduction in goodwill relates to valuation allowances established in prior years in connection with business acquisitions. The portion of the release recorded as an increase to additional paid-in capital is primarily related to tax benefits associated with stock option exercises in 2004 and prior years.

As of December 31, 2004, Orbital had approximately $560 million of net deferred tax assets, including nearly $440 million of net operating loss carryforwards, which will be available to offset future taxable income.

Net Income

Net income for the fourth quarter of 2004 was $166.1 million, or $2.58 per diluted share, as compared to $51.7 million, or $0.82 per diluted share, in the fourth quarter of 2003. The fourth quarter of 2004 includes the $156.5 million, or $2.43 per diluted share valuation allowance release discussed above, and debt extinguishment expenses related to the replacement of a prior credit agreement with a new credit agreement. Last year’s fourth quarter net income included a $40.6 million gain on reversal of allocated losses of a former affiliate. Adjusted net income, which excludes the valuation allowance release and the debt extinguishment expenses, was $10.6 million

Orbital Reports Strong Fourth Quarter and Full Year 2004 Financial Results

for the fourth quarter of 2004. Adjusted net income for the same quarter last year was $11.1 million, excluding the $40.6 million gain.

Full year 2004 net income was $200.0 million, or $3.08 per diluted share, versus $20.2 million, or $0.35 per diluted share, in 2003. Net income in 2004 included the tax valuation allowance release discussed above and $2.1 million of debt extinguishment expenses. Net income in 2003 included the $40.6 million gain on reversal of allocated losses of a former affiliate referred to above, offset by $38.8 million in debt extinguishment expenses related to debt refinancing transactions. Adjusted net income in 2004 was $45.6 million, compared to adjusted net income of $18.4 million in 2003. The significant improvement in adjusted net income is due primarily to the $19.8 million increase in operating income, in addition to a $7.3 million reduction in interest expense resulting from the 2003 refinancing transactions.

Cash Flow and Balance Sheet

The company reported free cash flow of $52.7 million for the full year 2004 resulting from solid operating results and sound working capital management. In addition, $10.9 million in cash became unrestricted in 2004 due to a decrease in cash restricted for letters of credit. The company also received $18.1 million in 2004 from the issuance of common stock, primarily in connection with exercises of stock options and warrants. In addition, the company repurchased and retired 595,000 common shares for $7.0 million and repurchased and cancelled $8.6 million of its 9% senior notes at a cost of $9.6 million.

In December 2004, Orbital entered into a new five-year $50 million credit agreement, replacing its prior credit agreement. The new credit agreement gives Orbital greater flexibility and more favorable terms.

Orbital’s unrestricted cash balance was $125.5 million as of December 31, 2004. The company’s cash flow was as follows (in millions):

	Fourth Quarter	Full Year
	2004	2004
Net Cash Provided by Operating Activities	$5.8	$67.0
Capital Expenditures	(5.8)	(14.3)
Free Cash Flow	—	52.7
Net Decrease in Cash Restricted for Letters of Credit	5.3	10.9
Repayment of Debt and Other	(0.4)	(10.1)
Repurchase of Common Stock	—	(7.0)
Proceeds from Issuance of Common Stock	0.9	18.1
Net Increase in Cash	5.8	64.6
Beginning Cash Balance	119.7	60.9
Ending Cash Balance	$125.5	$125.5

Orbital Reports Strong Fourth Quarter and Full Year 2004 Financial Results

Summary balance sheet data as of December 31, 2004 is as follows (in millions):

Assets		Liabilities and Equity
Cash and Equivalents	$125.5	Short-Term Debt	$0.2
Other Current Assets	201.9	Other Current Liabilities	140.9
Property and Equipment	83.2	Long-Term Debt	128.4
Goodwill	55.6	Other Non-Current Liabilities	0.2
Other Assets	197.6	Stockholders’ Equity	394.1
Total Assets	$663.8	Total Liabilities and Equity	$663.8

New Business Highlights

During the fourth quarter of 2004, Orbital received approximately $120 million in new firm and option contract bookings. In addition, the company received approximately $510 million of option exercises under existing contracts. For the year as a whole, Orbital received about $505 million in new firm and option contracts and $665 million of option exercises under existing contracts. As of December 31, 2004, the company’s firm contract backlog was approximately $1.17 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $2.31 billion.

Operational Highlights

In the fourth quarter of 2004, Orbital conducted four major launch systems missions. These included two ballistic target vehicles for the Missile Defense Agency (MDA), one high-speed sea-skimming cruise missile target (SSST) for the U.S. Navy and the third launch of the Hyper-X launch vehicle that propelled NASA’s X-43A scramjet to a new world speed record for an air-breathing engine. The company also delivered two satellites for future space missions and three additional Orbital Boost Vehicle (OBV) interceptors for the national missile defense system.

“For the year as a whole, Orbital carried out 11 successful space missions in 2004, while also delivering an additional 20 rockets and satellites for future launches,” said Mr. Thompson. “These operations increased our recent record to 38 consecutive successful missions over the last three years, and boosted it to 124 successes out of 126 attempts during the past eight years,” he added.

In 2005, Orbital expects to carry out more than 30 space missions and to complete and deliver an additional 12 to 14 satellites and launch vehicles for future missions. The company plans to produce and deliver 12 or 13 OBV interceptors in 2005, including another 10 operational vehicles for on-alert deployment and several vehicles for flight tests. During the year, the company expects to launch about 15 target vehicles, including the first production vehicles of the SSST program for the U.S. Navy and numerous medium- and long-range ballistic targets for MDA flight test programs. Orbital is currently scheduled to launch two Pegasus and three Minotaur space launch vehicles this year as well. Orbital is also on track to complete, deliver and deploy three geosynchronous communications satellites and eight science and defense satellites for U.S. and international government and commercial customers in 2005.

Orbital Reports Strong Fourth Quarter and Full Year 2004 Financial Results

2005 Guidance Update

The company updated its financial guidance, indicating that it expects that 2005 revenues will be in the $700 to $725 million range and operating income margin will be in the 8.0% to 8.5% range.

Beginning in 2005, Orbital will record income tax expense on current earnings at an effective tax rate of approximately 40%. However, the company does not expect to pay significant cash income taxes in the foreseeable future since it will utilize net operating loss carryforwards and other deferred tax assets to offset taxable income. The company expects to pay cash taxes at a nominal rate of approximately 2% attributable to alternative minimum taxes.

Orbital expects to adopt SFAS No. 123(R) in the third quarter of 2005. The new accounting standard requires companies to record compensation expense for its employee share-based awards such as stock options. Including non-cash tax expense and SFAS No. 123(R) compensation expense, the company expects that 2005 diluted earnings per share will be in the $0.40 to $0.45 range, based on estimated average diluted shares of 65 to 67 million. The company is expecting free cash flow of $40 to $45 million for 2005.

Disclosure of Non-GAAP Financial Measures

The following are provided as definitions of non-GAAP (Generally Accepted Accounting Principles) financial measures used by the company within this press release. Orbital does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define these measures differently.

Free cash flow is defined as GAAP net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. Management believes that free cash flow provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Adjusted net income is defined as GAAP net income (the most directly comparable GAAP financial measure) excluding: (i) debt extinguishment expenses, (ii) gain on reversal of allocated losses of affiliate, (iii) the income tax benefit related to the reversal of the deferred tax asset valuation allowance, (iv) the portion of income tax expense that will be offset by currently available net operating losses and other deferred tax assets and (v) compensation expense related to employee share-based awards. Adjusted diluted earnings per share is equal to adjusted net income divided by diluted shares. Management believes these measures provide investors with a more complete understanding of the company’s operational performance during these periods without regard to debt extinguishment expenses, gain on reversal of allocated losses of affiliate and the income tax benefit described above.

About Orbital

Orbital develops and manufactures small space and rocket systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous and planetary spacecraft for communications, remote sensing,

Orbital Reports Strong Fourth Quarter and Full Year 2004 Financial Results

scientific and defense missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.

2005 Annual Stockholders Meeting

Orbital’s annual stockholders meeting will be held at 9:00 a.m. on Thursday, April 28, 2005, at the company’s headquarters in Dulles, Virginia.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, product performance and market acceptance of products and technologies, as well as other risk factors and business considerations described in the company’s SEC filings, including the annual report on Form 10-K, as amended, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.

— attachments below —

Orbital Reports Strong Fourth Quarter and Full Year 2004 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Fourth Quarter
	2004	2003
Revenues	$175,185	$157,790
Costs of goods sold	149,843	128,184
Gross profit	25,342	29,606
Research and development expenses	1,656	2,605
Selling, general and administrative expenses	11,400	13,220
Settlement expense	—	284
Income from operations	12,286	13,497
Other income, net	1,117	220
Interest expense	(2,742)	(2,915)
Gain on reversal of allocated losses of affiliate	—	40,586
Debt extinguishment expense	(961)	—
Income before income taxes	9,700	51,388
Income tax benefit	156,358	265
Net income	$166,058	$51,653
Basic net income per share	$3.22	$1.09
Diluted net income per share	$2.58	$0.82
Shares used in computing basic net income per share	51,526	47,563
Shares used in computing diluted net income per share	64,322	62,906

Orbital Reports Strong Fourth Quarter and Full Year 2004 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Full Year
	2004	2003
Revenues	$675,935	$581,500
Costs of goods sold	566,787	477,273
Gross profit	109,148	104,227
Research and development expenses	6,311	7,835
Selling, general and administrative expenses	50,052	56,963
Settlement expense	(2,538)	3,871
Income from operations	55,323	35,558
Other income, net	2,290	1,347
Interest expense	(11,386)	(18,683)
Gain on reversal of allocated losses of affiliate	—	40,586
Debt extinguishment expense	(2,099)	(38,836)
Income before income taxes	44,128	19,972
Income tax benefit	155,872	265
Net income	$200,000	$20,237
Basic net income per share	$4.03	$0.43
Diluted net income per share	$3.08	$0.35
Shares used in computing basic net income per share	49,658	46,718
Shares used in computing diluted net income per share	65,022	58,221

Orbital Reports Strong Fourth Quarter and Full Year 2004 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2004	2003
Assets
Cash	$125,504	$60,900
Receivables, net	149,480	149,508
Inventory	13,565	12,642
Deferred income taxes, net	26,710	—
Other current assets	12,195	24,754
Total current assets	327,454	247,804
Property, plant and equipment, net	83,154	82,364
Goodwill	55,551	95,293
Deferred income taxes, net	185,940	—
Other non-current assets	11,671	13,839
Total Assets	$663,770	$439,300
Liabilities and Stockholders’ Equity
Short-term borrowings	$161	$297
Accounts payable and accrued expenses	121,454	116,026
Deferred revenues	19,478	16,292
Total current liabilities	141,093	132,615
Long-term debt	128,375	137,116
Other non-current liabilities	178	2,692
Total stockholders’ equity	394,124	166,877
Total Liabilities and Stockholders’ Equity	$663,770	$439,300

Orbital Reports Strong Fourth Quarter and Full Year 2004 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Fourth Quarter 2004	Full Year 2004

Net income	$166,058	$200,000
Depreciation and amortization	4,043	15,009
Deferred income taxes, net	(156,471)	(156,471)
Amortization of debt costs	195	860
Debt extinguishment expense	961	2,099
Changes in assets and liabilities	(9,033)	5,819
Other	57	(318)
Net cash provided by operating activities	5,810	66,998
Capital expenditures	(5,778)	(14,340)
Decrease in cash restricted for letters of credit, net	5,360	10,941
Net cash used in investing activities	(418)	(3,399)
Repayment of debt and other	(437)	(10,109)
Repurchase of common stock	—	(7,000)
Net proceeds from issuance of common stock	886	18,114
Net cash provided by financing activities	449	1,005
Net increase in cash	5,841	64,604
Cash, beginning of period	119,663	60,900
Cash, end of period	$125,504	$125,504